Exhibit (a)(1)(L)

FORM OF COMMUNICATION REGARDING THE RESULTS OF THE EXCHANGE OFFER

TO: FROM:	[Eligible Participants] Megan Wynne, Vice President, Legal & Licensing
SUBJECT:	Results of the Option Exchange Offer

The option exchange offer expired at 8:59 p.m., Pacific Time, on May 19, 2015. Pursuant to the exchange offer, eligible option holders tendered, and Turtle Beach accepted for cancellation, eligible options to purchase an aggregate of [    ] shares of Turtle Beach common stock from [    ] participants, representing approximately [    ]% of the total shares of common stock underlying options eligible for exchange in the exchange offer. On May 20, 2015, Turtle Beach granted new options to eligible option holders to purchase [    ] shares of common stock in exchange for the cancellation of the tendered options. The exercise price per share of the new options granted in the exchange offer was $[    ], the closing price of Turtle Beach’s common stock as reported by The Nasdaq Global Market on May 20, 2015.